Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS
    ZEELAND, MI -- (GLOBE NEWSWIRE - April 24, 2026) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics, today reported financial results for the three months ended March 31, 2026.
First Quarter 2026 Highlights
•Net sales: Consolidated $675.4 million; core Gentex (ex‑VOXX) $586.8 million
•Gross margin: Consolidated 33.8%; core Gentex (ex‑VOXX) 34.0%
•Consolidated Income from operations: (GAAP) $123.7 million; core Gentex $117.9 million; adjusted income from operations (non‑GAAP) for core Gentex $121.4 million
•Net income attributable to Gentex: (GAAP) $98.5 million; adjusted net income (non‑GAAP) $103.7 million
•Earnings per diluted share attributable to Gentex: (GAAP) $0.46; adjusted earnings per diluted share (non‑GAAP) $0.48
•Share repurchases: 3.3 million shares repurchased during the quarter for a total of $71.6 million

Financial Summary
For the first quarter of 2026, the Company reported consolidated net sales of $675.4 million, a 17% increase compared to net sales of $576.8 million in the first quarter of 2025, which did not include VOXX International Corporation ("VOXX"). During the first quarter of 2026, VOXX contributed $88.6 million of revenue, while core Gentex revenue totaled $586.8 million, representing a 2% quarter-over-quarter increase despite global light vehicle production that was down over 3% compared to the first quarter of 2025. “Core Gentex revenue growth in the quarter was driven by advanced feature strength in several regions that helped offset lower light vehicle production and continuing unit volume headwinds. As an example, North American revenue increased approximately 6% year‑over‑year despite a 2% decline in light vehicle production in that region compared to the first quarter of 2025. This outperformance was driven primarily by continued growth and penetration of Full Display Mirror ("FDM") shipments. In Europe, Japan, and Korea, auto-dimming mirror unit shipments declined approximately 8%
quarter‑over‑quarter; however, revenue for these combined regions declined only 2%, reflecting a favorable shift in product mix, driven by the successful launch and ramp of one of our key In-Cabin-Monitoring-System ("ICMS") platforms in Europe and continued growth of FDM. In China, revenue in the first quarter of 2026 totaled approximately $28 million, a 29% decline quarter-over-quarter, reflecting the ongoing impact of tariffs and counter‑tariff actions on our China business. Given the difficult market conditions for many of our customers, the Company’s revenue growth continues to be driven by expanding electronic content and new technologies,” said Steve Downing, President and CEO. “Another bright spot during the first‑quarter was VOXX revenue, which was approximately 9% above our beginning of quarter forecast, driven primarily by stronger‑than‑anticipated performance in the Premium Audio segment," remarked Downing.
For the first quarter of 2026, the Company's consolidated gross margin was 33.8%, compared to a gross margin of 33.2% for the first quarter of 2025, which did not include VOXX. The core Gentex gross margin in the first quarter of 2026 was 34.0%, representing an 80 basis-point increase over the first quarter of 2025. When compared with the first quarter of 2025, the Company's gross margin this quarter was positively impacted by operational efficiencies and favorable product mix, partially offset by the negative effect of tariff-related costs and commodity price increases. Compared to the first quarter of last year, the Company delivered nearly 200 basis points of operational gross margin improvement, driven by favorable product mix and strong execution, despite the headwinds associated with tariffs and commodity pricing. “The gross margin was slightly below our forecast due to the impact of tariffs and precious metals pricing that is up significantly versus the same time last year, and yet we were able to increase the core Gentex gross margin by 80 basis points versus the first quarter of last year," said Downing.
Consolidated operating expenses during the first quarter of 2026 were $105.0 million, compared to operating expenses of $78.7 million in the first quarter of 2025, which did not include VOXX. The increase was primarily due to the VOXX acquisition, which accounted for $23.2 million of the increase. Total operating expenses for the quarter were also impacted by intangible asset impairment charges of $2.8 million. On a non-GAAP basis, core Gentex adjusted operating expenses were $78.3 million in the first quarter of 2026, compared to $75.0 million in the first quarter of 2025, when excluding the impact of certain impairment charges, acquisition related costs, and severance costs in each of the quarters. "The
Company has been incredibly busy launching some of the most complex and exciting technologies in the Company’s history. This includes our fourth generation of FDM, new CMOS imaging sensors, ICMS, dimmable visors and large area devices, as well as many new launches in the VOXX automotive and premium audio product lines, all while managing our customers' increased focus and criteria for cyber security on many of our latest products. While the teams are incredibly busy with this workload, the Company has remained focused on managing operating expenses. We are actively leveraging all available tools to meet customer deliverables with only modest quarter‑over‑quarter growth in operating expenses,” said Gentex COO and CTO Neil Boehm.
    Consolidated income from operations for the first quarter of 2026 was $123.7 million, compared to income from operations of $113.0 million for the first quarter of 2025, which did not include VOXX. Core Gentex income from operations was $117.9 million in the first quarter of 2026, a 4% improvement compared with the first quarter of 2025. On a non-GAAP basis, core Gentex adjusted income from operations was $121.4 million in the first quarter of 2026, compared to $116.8 million in the first quarter of 2025, when adjusting for the impact of certain impairment charges, acquisition related costs, and severance costs in each of the quarters.
Total other loss was $5.6 million during the first quarter of 2026, compared to income of $0.6 million in the first quarter of 2025. The year-over-year decline was primarily driven by lower investment income, as well as impairment charges and credit loss reserves related to certain technology investments and loans receivable.
During the first quarter of 2026, the Company had an effective tax rate of 16.6%, compared to an effective tax rate of 16.5% during the first quarter of 2025.
Consolidated net income attributable to Gentex for the first quarter of 2026 was $98.5 million, driven by higher quarter over quarter sales and improved profitability, compared to $94.9 million in the first quarter of 2025, which did not include VOXX. Non-GAAP consolidated net income attributable to Gentex was $103.7 million in the first quarter of 2026, compared to $98.0 million in the first quarter of 2025 (which did not include VOXX), when adjusting for the impact of impairment charges, acquisition related costs, and severance costs in each of the quarters.
Consolidated earnings per diluted share attributable to Gentex for the first quarter of 2026 were $0.46, compared to earnings per diluted share of $0.42 for the first quarter of 2025, which did not include VOXX. Earnings per diluted share were also positively impacted by the increase in sales and improved profitability, partially offset by other losses incurred in the first quarter of 2026. On a non-GAAP basis, consolidated adjusted earnings per diluted share attributable to Gentex were $0.48 for the first quarter of 2026, compared to $0.43 for the first quarter of 2025 (which did not include VOXX), excluding the impact of impairment charges, acquisition related costs, and severance costs in each of the quarters.
Revenue By Category
Gentex Automotive
    Gentex Automotive net sales were $566.2 million in the first quarter of 2026, up from $563.9 million in the first quarter of 2025, demonstrating revenue growth despite a quarter over quarter decline in light vehicle production and in base auto‑dimming mirror unit shipments. The quarter over quarter increase in net sales reflects favorable product mix, new technology launches, and content gains with customers.
Gentex Other
Net sales from Gentex’s Other product lines, which include dimmable aircraft windows, fire protection products, medical devices, and biometrics, were $20.6 million in the first quarter of 2026, compared to $12.9 million in the first quarter of 2025, which represents an increase of nearly 60%. This growth was driven by quarter over quarter increases of $3.4 million in aircraft window sales and $2.1 million in each of fire protection products and biometric net sales.
VOXX
VOXX net sales contributed $88.6 million during the first quarter of 2026. One year after the close of the VOXX acquisition, the integration is well under way and the VOXX business has now achieved profitability. The focus for the next twelve months will be on scaling product launches, expanding sales channels, and strengthening market position, while at the same time, improving margins and continuing to manage operating expenses.
Share Repurchases
During the first quarter of 2026, the Company repurchased 3.3 million shares of its common stock at an average price of $22.01 per share, for a total of $71.6 million. As of March 31, 2026, the Company has approximately 32.6 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s light vehicle production forecast for the second quarter of 2026 and full years 2026 and 2027 are based on the mid-April 2026 S&P Global Mobility outlook for North America, Europe, Japan/Korea, and China (see table below). The S&P Global mobility forecast for global light vehicle production for the second quarter of 2026 is expected to decline 2% versus the second quarter of 2025, while light vehicle production in the Company's primary markets is expected to be down over 3% quarter over quarter. Full-year 2026 production in the Company's primary markets is also expected to decline 2% year over year based on the S&P Global mobility forecast. Forecasted vehicle production volumes from S&P Global Mobility for the second quarter of 2026 and calendar years 2026 and 2027 are shown below:

Light Vehicle Production (per S&P Global Mobility mid-April light vehicle production forecast)
(in Millions)
Region	Q2 2026	Q2 2025	% Change	Calendar Year 2027	Calendar Year 2026	Calendar Year 2025	2027 vs 2026 % Change	2026 vs 2025 % Change
North America	3.81	3.95	(4)%	15.30	14.96	15.27	2%	(2)%
Europe	4.31	4.47	(4)%	16.87	16.75	17.05	1%	(2)%
Japan and Korea	2.95	3.02	(2)%	11.57	11.82	12.07	(2)%	(2)%
China	7.73	7.76	—%	32.46	32.34	33.10	—%	(2)%
Total Light Vehicle Production	18.80	19.20	(2)%	76.20	75.87	77.49	—%	(2)%

Based on the updated light vehicle production forecast and actual results for the first three months of 2026, as well as the Company’s estimates for premium audio, aerospace, medical, fire protection, and consumer electronic products, the Company is making certain changes to its full-year 2026 guidance. The updated guidance reflects the anticipated impact of all known tariffs effective as of April 24, 2026.
2026 Annual Guidance (as of April 24, 2026)

•Consolidated Revenue: $2.65 – $2.75 billion (previously $2.60 - $2.70 billion)

•Gross Margin: 34% – 35% (no change)

•Operating Expenses (excluding severance and impairments): $410 – $420 million (no change)

•Tax Rate: 16% – 18% (no change)

•Capital Expenditures: $125 – $140 million (no change)

•Depreciation & Amortization: $100 – $110 million (no change)

2027 Revenue Guidance
Based on the mid‑April 2026 S&P Global Mobility light‑vehicle production outlook and the Company’s estimates for premium audio, aerospace, medical, fire protection, and consumer electronics products, the Company has updated its expected calendar‑year 2027 revenue to range between $2.80 billion and $2.90 billion.
International Emergency Economic Powers Act ("IEEPA") Tariffs

As it relates to the recent invalidation of the IEEPA tariffs by the U.S. Supreme Court, the Company has not recognized any potential refund in its first‑quarter results. The Company is in the process of assessing the potential impact of such invalidation, and its eligibility and process for seeking refunds. As of March 31, 2026, the Company estimates that approximately $15 million of tariff costs have been capitalized in inventory associated with IEEPA tariffs, which had not yet been expensed as of that date. Since the inception of the IEEPA tariffs, the Company (including VOXX) has directly paid a cumulative total of approximately $42 million (excluding amounts paid indirectly through suppliers), partially offset by approximately $5 million of costs recovered from customers to date. Given the evolving situation, the Company has not recognized any potential refunds because of the difficulty in predicting whether any tariff refunds will be available, or whether the U.S. Customs and Border Protection Agency will contest any tariff refund claims made by the Company.
Closing Remarks
“Based on first‑quarter performance and our current forecast for the remainder of the year, the Company is increasing its current revenue guidance for the year, while maintaining the full year gross margin guidance. New tariffs, which are currently temporary, have been reflected in our outlook as if effective for the full year. The Company is also facing new and ongoing cost pressures from key commodities including a number of precious metals, petroleum‑based products, and memory components. These headwinds have not resulted in material supply chain disruptions to date, and we will continue to pursue customer reimbursement opportunities and internal VA/VE projects to reduce the impact these headwinds could have on gross margin performance. At the one-year anniversary of the VOXX acquisition, we are pleased with the cost improvements accomplished and how the teams continue to further integrate. We are also proud of the progress made across the organization, as we begin to see the benefits of a shared strategy and expanded capabilities across the combined businesses. As we look ahead, we remain focused on the disciplined execution of the many technology launches, development initiatives, and R&D projects that are currently underway. Such focus is needed to accelerate growth in a market where light vehicle production challenges remain. These technology launches are designed to provide above market growth over the next few years and when combined with our disciplined approach to managing operating expenses, we believe we have a winning formula to create shareholder returns. We are also encouraged by the increased interest from our customers on Gen4 FDM, ICMS, dimmable visor and large area devices, as well as several ongoing discussions with customers around becoming a strategic, high-volume, electronics supplier with a US operating footprint to help OEM customers mitigate tariff exposure and geo-political risks that exist in the current supply base," said Downing.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates and uncertainties in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include tariffs and supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of April 16, 2026 (http://www.gentex.com/forecast-disclaimer).
First Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, April 24, 2026. Participants who wish to ask questions may register for the call at https://register-conf.media-server.com/register/BI799e9a1c0dbc44a0a34de405360df322. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/qatwrwz7. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
616.931.3505

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2026	2025	% Change
North American Interior Mirrors	2,272	2,249	1%
North American Exterior Mirrors	1,401	1,370	2%
Total North American Mirror Units	3,673	3,619	1%

International Interior Mirrors	4,509	5,140	(12)%
International Exterior Mirrors	2,671	2,783	(4)%
Total International Mirror Units	7,180	7,923	(9)%

Total Interior Mirrors	6,781	7,389	(8)%
Total Exterior Mirrors	4,072	4,153	(2)%
Total Auto-Dimming Mirror Units	10,853	11,542	(6)%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

			GENTEX CORPORATION AND SUBSIDIARIES
			CONDENSED CONSOLIDATED STATEMENTS OF INCOME
			(Unaudited)
			Three Months Ended March 31, 2026 and 2025
	Supplemental Information		Consolidated
	Gentex	VOXX	2026	2025
Net Sales	$586,814,513	$88,628,612	$675,443,125	$576,773,090

Cost of Goods Sold	387,094,819	59,721,393	446,816,212	385,039,503
Gross Profit	199,719,694	28,907,219	228,626,913	191,733,587

Engineering, Research & Development	46,310,378	5,342,241	51,652,619	45,924,364
Selling, General & Administrative	32,002,343	17,789,491	49,791,834	29,933,005
Impairment charges	2,800,000	—	2,800,000	—
Severance Expense	689,341	33,200	722,541	2,889,112
Operating Expenses	81,802,062	23,164,932	104,966,994	78,746,481

Income from Operations	117,917,632	5,742,287	123,659,919	112,987,106

Other (Loss)/Income	(6,049,584)	437,227	(5,612,357)	640,476
Income before Income Taxes	111,868,048	6,179,514	118,047,562	113,627,582

Income Tax Provision	18,049,974	1,576,529	19,626,503	18,753,537

Net Income	93,818,074	4,602,985	$98,421,059	$94,874,045
Less: Net loss attributable to non-controlling interest	—	(34,084)	(34,084)	—
Net Income Attributable to Gentex Corporation	$93,818,074	$4,637,069	$98,455,143	$94,874,045

Earnings Per Share Attributable to Gentex Corporation(1)
Basic	$0.44	$0.02	$0.46	$0.42
Diluted	$0.44	$0.02	$0.46	$0.42

Cash Dividends Declared per Share			$0.120	$0.120

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)	(Note)
ASSETS
Cash and Cash Equivalents	$164,761,633	$145,645,715
Short-Term Investments	10,285,838	5,386,566
Accounts Receivable, net	419,468,925	368,517,569
Inventories, net	523,509,606	516,253,617
Other Current Assets	90,166,999	92,631,001
Total Current Assets	1,208,193,001	1,128,434,468

Plant and Equipment - Net	786,333,204	790,935,378

Goodwill	359,175,664	357,211,919
Long-Term Investments	270,092,847	272,975,939
Intangible Assets, net	185,598,287	189,341,387
Deferred Tax Asset	111,197,574	108,338,592
Patents and Other Assets, net	77,045,617	81,355,151
Total Other Assets	1,003,109,989	1,009,222,988

Total Assets	$2,997,636,194	$2,928,592,834

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$444,579,260	$387,542,969
Other Non-current Liabilities	46,510,151	49,209,006
Deferred Income Taxes	940,127	908,922
Redeemable Non-controlling Interest	3,021,490	3,102,213
Shareholders' Investment	2,502,585,166	2,487,829,724
Total Liabilities & Shareholders' Investment	$2,997,636,194	$2,928,592,834

Note: The condensed consolidated balance sheet at December 31, 2025 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release, the Company has provided information regarding certain non-GAAP financial measures, which are reconciled to their closest GAAP financial measure in the following schedules. Use of the term "adjusted" or "excluding" in connection with a financial measure identifies and reflects a non-GAAP financial measure.

Non-GAAP Financial Measures: The Company has presented Adjusted Operating Expenses, Adjusted Income from Operations, and Adjusted Other (Loss) Income as supplemental measures of the Company's performance. Current quarter Adjusted Operating Expenses, Adjusted Income from Operations, and Adjusted Other (Loss) Income exclude impairment charges, acquisition related costs, and severance costs set forth in the table below.

			(Unaudited)
			Three Months Ended March 31,
	Gentex	VOXX	Consolidated 2026	Consolidated 2025

Operating Expenses - GAAP	$81,802,062	$23,164,932	$104,966,994	$78,746,481
Less:
Impairment Charge - Intangible Assets	2,800,000	—	2,800,000	—
Acquisition Related Costs	—	—	—	879,467
Severance Costs	689,341	33,200	722,541	2,889,112
Adjusted Operating Expenses - (Non-GAAP)	$78,312,721	$23,131,732	$101,444,453	$74,977,902

Income from Operations - GAAP	$117,917,632	$5,742,287	$123,659,919	$112,987,106
Less:
Impairment Charge - Intangible Assets	2,800,000	—	2,800,000	—
Acquisition Related Costs	—	—	—	879,467
Severance Costs	689,341	33,200	722,541	2,889,112
Adjusted Income from Operations - (Non-GAAP)	$121,406,973	$5,775,487	$127,182,460	$116,755,685

Other (Loss) Income - GAAP	$(6,049,584)	$437,227	$(5,612,357)	$640,476
Less:
Impairment Charge - Technology Investment	(2,739,466)	—	(2,739,466)	—
Adjusted Other (Loss) Income - (Non-GAAP)	$(3,310,118)	$437,227	$(2,872,891)	$640,476

Exhibit 99.1
Adjusted Net Income and Adjusted Earnings per Share: Adjusted Net Income and Adjusted Earnings per Share are presented as supplemental measures of the Company's performance. Adjusted Net Income is defined as Net Income adjusted for impairment charges, acquisition related costs, and severance costs during the first quarter of 2026 and first quarter of 2025. Adjusted Earnings per Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

			(Unaudited)
			Three Months Ended March 31,
	Gentex	VOXX	2026 Consolidated	2025 Consolidated

Net Income Attributable to Gentex Corporation - GAAP	$93,818,074	$4,637,069	$98,455,143	$94,874,045
Impairment Charges - Intangible Assets, net of tax	2,335,200	—	2,335,200	—
Acquisition Related Costs, net of tax	—	—	—	734,355
Severance Costs, net of tax	574,910	27,689	602,599	2,412,409
Impairment Charges - Technology Investment, net of tax	2,284,715	—	2,284,715	—
Net Income (Loss) Attributable to Gentex Corporation - (Non-GAAP)	$99,012,899	$4,664,758	$103,677,657	$98,020,809

Adjusted Earnings Per Share:
Basic	$0.46	$0.02	$0.48	$0.43
Diluted	$0.46	$0.02	$0.48	$0.43

The Company believes that the presentation of these non-GAAP financial measures provides insight into the Company's core performance and trends with respect to the same. Management of the Company similarly uses such non-GAAP financial measures in assessing the business internally.